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                                                                     EXHIBIT 3.3

                               State of Washington
                              Corporation Division
                        Office of the Secretary of State
                              ARTICLES OF AMENDMENT

Pursuant to RCW 23B.10.060 of the Washington Business Corporation Act, the undersigned corporation hereby submits the following amendment(s) to the corporation's Articles of Incorporation.

1.  The name of the corporation is:   EAGLE MOUNTAIN MINING, INC.

2.  The text of each amendment(s) as adopted is (are) as follows:

    Article I is changed to read as follows: The name of the corporation shall be GLOBAL PRODUCTIONS, INC.

    Article 4 is changed to read as follows:
    The authorized capital stock of the Corporation shall be $50,000.00, consisting of 100,000,000 shares having no par value, consisting of two classes, being common and preferred stock of which 99,000,000 shares shall be authorized as common stock, and 1,000,000 shares authorized as preferred stock. All of the common stock authorized herein shall have equal voting rights and powers without restrictions in preference. The Board of Directors shall have the authority to divide the preferred class into series and to fix and determine the relative rights and preferences of the shares of any series so established.

3. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the text of the amendment itself, are as follows: No Change

4. The date of adoption of each amendment(s) was: Amendment to Article 1 was adopted on December 31, 1990. Amendment to Article 4 was adopted on December 31, 1990.

5.  The amendment(s) was (were) adopted by:
    ( ) The incorporators.  Shareholder action was not required.
    ( ) The board of directors.  Shareholder action was not required.
    (X) Duly approved shareholder action in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

6.  These Articles will be effective upon filing, unless an extended date and/or
    time appears here:                .
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Dated:   January 17, 1991                          /s/   W. L. CAMPBELL, JR.
                                                --------------------------------
                                                  W. L. Campbell, Jr., President